As filed with the Securities and Exchange Commission on December 28, 1999
                                       Registration No. 333-_________
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                               -----------------

                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               -----------------
                           ATMOS ENERGY CORPORATION
            (Exact name of registrant as specified in its charter)

      Texas and Virginia                                  75-1743247
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                                                      Phillip L. Allbritten
          1800 Three Lincoln Centre                 1800 Three Lincoln Centre
             5430 LBJ Freeway                            5430 LBJ Freeway
            Dallas, Texas 75240                        Dallas, Texas 75240
               (972) 934-9227                             (972) 934-9227
     (Address, including zip code, and       (Name, address, including zip code,
   telephone number, including area code,       and telephone number, including
of registrant's principal executive offices)    area code, of agent of service)



     The Commission is requested to mail copies of all orders, notices and communications to:

    Irwin F. Sentilles, III                                Jonathan Jewett
  Gibson, Dunn & Crutcher LLP                            Shearman & Sterling
  1717 Main Street, Suite 5400                          599 Lexington Avenue
      Dallas, Texas 75201                            New York, New York  10022

         (214) 698-3100


         Approximate date of commencement of proposed sale to public:
    From time to time after this registration statement becomes effective.
                             ---------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              ------------------

                            CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------
       Title of each class of               Proposed maximum                 Amount of
    securities to be registered       aggregate offering price (1)        registration fee
------------------------------------------------------------------------------------------------
Debt Securities and Common Stock
(no par value per share)(2)                 $500,000,000                     $132,000.00
------------------------------------------------------------------------------------------------

     (1) Exclusive of accrued interest and dividends, if any, and estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

     (2) Includes, with respect to each share of Common Stock, Rights pursuant to the registrant's Rights Agreement, dated as of November 12, 1997, as amended, between the registrant and BankBoston, N.A., as Rights Agent, and until a triggering event thereunder, the Rights trade with, and cannot be separated from, the Common Stock.

                              ------------------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                    Subject to Completion, Dated December 28, 1999


PROSPECTUS

                           Atmos Energy Corporation

                      By this prospectus, we offer up to

                                 $500,000,000

                      of debt securities and common stock

                               -----------------

     We will provide specific terms of these securities in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. You should read this prospectus and the prospectus supplement carefully before you invest.

                               -----------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



              This prospectus is dated _____________ _____, 2000

     We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

                               TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS............................................    3
ATMOS ENERGY CORPORATION..............................................    4
USE OF PROCEEDS.......................................................    5
RATIO OF EARNINGS TO FIXED CHARGES....................................    5
SECURITIES WE MAY ISSUE...............................................    5
PROSPECTUS SUPPLEMENTS................................................    5
DESCRIPTION OF DEBT SECURITIES........................................    8
DESCRIPTION OF COMMON STOCK...........................................   27
PLAN OF DISTRIBUTION..................................................   29
LEGAL MATTERS.........................................................   30
EXPERTS...............................................................   30
WHERE YOU CAN FIND MORE INFORMATION...................................   31




______________________________________________________________________________

     The terms "we", "our", and "us" refer to Atmos Energy Corporation unless the context suggests otherwise. The term "you" refers to a prospective investor.

______________________________________________________________________________

                          FORWARD-LOOKING STATEMENTS

     Statements contained in this prospectus, including the documents that are incorporated by reference as set forth in "Incorporation of Certain Documents by Reference," that are not historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933. Forward-looking statements are based on management's beliefs as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future economic performance and are not statements of fact, actual results may differ materially from those projected. Important factors that could cause future results to differ include, but are not limited to:

          . national, regional and local economic and competitive conditions, . regulatory and business trends and decisions, . technological developments,
          .  Year 2000 issues,
          .  inflation rates,
          .  weather conditions, and
          . other factors discussed in this and our other filings with the Commission.

All of these factors are difficult to predict and many are beyond our control. Accordingly, while we believe these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. When used in our documents or oral presentations, the words "anticipate," "believe," "estimate," "expect," "objective," "projection," "forecast," "goal" or similar words are intended to identify forward-looking statements.

                           ATMOS ENERGY CORPORATION

Operations

     We distribute and sell natural gas and propane to over one million residential, commercial, industrial, agricultural and other customers. We distribute and sell natural gas through our five operating divisions to approximately 1,038,000 gas meters in over 800 cities, towns and communities in service areas located in Colorado, Georgia, Illinois, Iowa, Kansas, Kentucky, Louisiana, Missouri, South Carolina, Tennessee, Texas and Virginia. We also transport natural gas for others through our distribution system. We also distribute and sell propane to approximately 40,000 customers in Kentucky, North Carolina, Tennessee and Virginia.

     In our non-utililty businesses we provide natural gas storage services through our wholly owned subsidiary Atmos Storage, Inc., which owns natural gas storage fields in Kentucky and Kansas to supplement natural gas used by customers in Kansas, Tennessee, and other states. Through our subsidiary, Atmos Energy Marketing, LLC, we also own a 45% interest in Woodward Marketing, L.L.C., a privately held company that provides gas marketing and energy management services to industrial customers, municipalities and local distribution companies, including our Trans Louisiana Gas Company, Western Kentucky Gas Company and United Cities Gas Company divisions. In addition, we market gas to industrial and irrigation customers primarily in West Texas through Enermart Energy Services Trust and to industrial customers in Louisiana. We also lease appliances to residential customers.

     Through United Cities Propane Gas, Inc., we distribute propane in the retail market and, to a much lesser extent, in the wholesale market. We exited the direct merchandising and repair of propane gas appliances in 1999. We currently have propane operation and storage centers and storefront offices in Tennessee, Kentucky, and North Carolina, with a total company storage capacity of approximately 2.5 million gallons, which serve customers in those states as well as Virginia.

Formation

     We were organized under the laws of the State of Texas in 1983 as a subsidiary of Pioneer Corporation for the purposes of owning and operating Pioneer's natural gas distribution business in Texas. Immediately following the transfer of the gas distribution business, which Pioneer and its predecessors operated since 1906, Pioneer distributed the outstanding stock of the corporation, then known as Energas Company, to its shareholders. In September 1988, we changed our name from Energas Company to Atmos Energy Corporation. As a result of our merger with United Cities Gas Company in July 1997, we became incorporated in the Commonwealth of Virginia as well as the State of Texas.

Location of Executive Offices

     Our address is 1800 Three Lincoln Centre, 5430 LBJ Freeway, Dallas, Texas 75240, and our telephone number is (972) 934-9227.

                                USE OF PROCEEDS

     Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, including acquisitions, in our business and related businesses, and the repayment of indebtedness.


                      RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges for the periods indicated:


                                Year ended September 30,
                      --------------------------------------------
                      1999      1998      1997      1996      1995
                      ----      ----      ----      ----      ----
Ratio..........       1.53      2.94      1.95      2.82      2.31
                      ----      ----      ----      ----      ----

     For purposes of computing the ratio of earnings to fixed charges, earnings consists of the sum of our pretax income from continuing operations and fixed charges. Fixed charges consist of interest expense, amortization of debt discount, premium and expense, capitalized interest, and a portion of lease payments considered to represent an interest factor.


                            SECURITIES WE MAY ISSUE

     We may use this prospectus to offer up to $500,000,000 of:

          .  our debt securities, and
          .  our common stock.


                            PROSPECTUS SUPPLEMENTS

     This prospectus provides you with a general description of the debt securities and common stock we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add to or change information contained in this prospectus. If so, the prospectus supplement should be read as superseding this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

     The prospectus supplement to be attached to the front of this prospectus will describe the terms of any debt securities that we offer, the terms of any common shares that we offer and any initial public offering price, the purchase price and net proceeds that we will receive and the other specific terms related to the offering of the securities.

     For more details on the terms of the securities, you should read the exhibits filed with our registration statement.

                        DESCRIPTION OF DEBT SECURITIES

     We may issue debt securities from time to time in one or more distinct series. This section summarizes the material terms of the debt securities that we anticipate will be common to all series. Most of the financial and other terms of any series of debt securities that we offer and any differences from the common terms will be described in the prospectus supplement to be attached to the front of this prospectus. As used in this section, "we", "us" and "our" refer to Atmos Energy Corporation and not to its subsidiaries, unless the context otherwise requires.

    As required by U.S. federal law for all bonds and notes of companies that are publicly offered, a document called an "indenture" will govern any debt securities that we issue. An indenture is a contract between us and a financial institution acting as trustee on your behalf. We anticipate entering into an indenture with SunTrust Bank, Atlanta, which will act as trustee. The indenture will be subject to the Trust Indenture Act of 1939. The trustee has the following two main roles:

          . the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later in this prospectus.

          . the trustee will perform certain administrative duties for us, which include sending you interest payments and notices.

     Because this section is a summary of the material terms of the form of indenture, it does not describe every aspect of the debt securities. We urge you to read the indenture because it, and not this description, will define your rights as a holder of debt securities. For example, in this section, we use capitalized words to signify terms that are specifically defined in the form of indenture. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the indenture. We have filed or will file the form of indenture, the final indenture and any supplements to it as exhibits to the registration statement that we have filed with the SEC. See "Where You Can Find More Information," for information on how to obtain copies of the indenture and any supplements. References to the "indenture" in this prospectus mean the form of indenture we have filed as an exhibit to the registration statement relating to this offering that we have filed with the SEC.

General

     The debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated Indebtedness.

     You should read the prospectus supplement for the following terms of the series of debt securities offered by the prospectus supplement. Our board of directors will establish the following terms before issuance of the series:

          .    the title of the debt securities,

          . the aggregate principal amount of the debt securities, the percentage of their principal amount at which the debt securities will be issued and the date or dates when the principal of the debt securities will be payable or how those dates will be determined,

          . the interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, and how the rate or rates will be determined,

          . the date or dates from which any interest will accrue or how the date or dates will be determined, the date or dates on which any interest will be payable, any regular record dates for these payments or how these dates will be determined and the basis on which any interest will be calculated, if other than on the basis of a 360-day year of twelve 30-day months,

          . the place or places, if any, other than or in addition to New York City, of payment, transfer or exchange of the debt securities and where notices or demands to or upon us in respect of the debt securities may be served,

          .    any optional redemption provisions,

          . any sinking fund or other provisions that would obligate us to repurchase or redeem the debt securities,

          . whether the amount of payments of principal of, any premium on, or interest on the debt securities will be determined with reference to an index, formula or other method, which could be based on one or more commodities, equity indices or other indices, and how these amounts will be determined,

          . any changes or additions to the events of default or our covenants with respect to the debt securities,

          . if not the principal amount of the debt securities, the portion of the principal amount that will be payable upon acceleration of the maturity of the debt securities or how that portion will be determined,

          . any changes or additions to the provisions concerning defeasance and covenant defeasance contained in the indenture that will be applicable to the debt securities,

          . any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events,

          . if other than the trustee, the name of the paying agent, security registrar or transfer agent for the debt securities,

          . if we do not issue the debt securities in book-entry form only to be held by The Depository Trust Company, as depositary, whether we will issue the debt securities in global form or fully registered form and the identity of any alternative depositary,

          . the person to whom any interest in a debt security will be payable, if other than the registered holder at the close of business on the regular record date,

          . the denomination or denominations in which we will issue the debt securities will be issued, if other than denominations of $1,000 or any integral multiples,

          . any provisions requiring us to pay Additional Amounts on the debt securities to any holder who is not a United States person in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the Additional Amounts,

          . any other material terms of the debt securities or the indenture, which may not be consistent with the terms set forth in this prospectus.

     For purposes of this prospectus, any reference to the payment of principal of, any premium on, or interest on the debt securities will include additional amounts if required by the terms of the debt securities.

     The indenture will not limit the amount of debt securities that we are authorized to issue from time to time. The indenture will also provide that there may be more than one trustee thereunder, each for one or more series of debt securities. If a trustee is acting under the indenture with respect to more than one series of debt securities, the debt securities for which it is acting would be treated as if issued under separate indentures. If there is more than one trustee under the indenture, the powers and trust obligations of each trustee will apply only to the debt securities of the separate series for which it is trustee.

     We may issue debt securities with terms different from those of debt securities already issued. Without the consent of the holders of the outstanding debt securities, we may reopen a previous issue of a series of debt securities and issue additional debt securities of that series unless the reopening was restricted when we created that series.

     There is no requirement that we issue debt securities in the future under the indenture, and we may use other indentures or documentation, containing different provisions in connection with future issues of other debt securities.

     We may issue the debt securities as "Original Issue Discount Securities", which are debt securities, including any zero-coupon debt securities, that are issued and sold at a discount from their stated principal amount. Original Issue Discount Securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe the U.S. federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement relating to them.

Holders of Debt Securities

     Book-Entry Holders. We will issue debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. This means debt securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

     Under the indenture, we will recognize as a holder only the person in whose name a debt security is registered. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners.

     The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

     As a result, you will not own debt securities directly. Instead, you will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, you will be an indirect holder, and not a holder, of the debt securities.

     Street Name Holders. In the future we may terminate a global security or issue debt securities initially in non-global form. In these cases, you may choose to hold your debt securities in your own name or in "street name." Debt securities held in street name would be registered in the name of a bank, broker or other financial institution that you choose, and you would hold only a beneficial interest in those debt securities through an account you maintain at that institution.

     For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities, and we
will make all payments on those debt securities to them.   These institutions
pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name you will be an indirect holder, and not a holder, of those debt securities.

     Legal Holders. Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the legal holders of the debt securities.

We do not have obligations to you if you hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether you choose to be an indirect holder of a debt security or have no choice because we are issuing the debt securities only in global form.

     For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend the indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture) we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

     When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

     Special Considerations for Indirect Holders. If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

          .    how it handles securities payments and notices,

          .    whether it imposes fees or charges,

          . how it would handle a request for the holders' consent, if ever required,

          . whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future,

          . how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests, and

          . if the debt securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

Global Securities

     What is a Global Security? We will issue each debt security under the indenture in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms. We may, however, issue a global security that represents multiple debt securities that have different terms and are issued at different times. We call this kind of global security a master global security.

     Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial
institution or its nominee that we select.   The financial institution that we
select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

     A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under "Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, if your security is represented by a global security, you will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

     Special Considerations for Global Securities. As an indirect holder, your rights relating to a global security will be governed by the account rules of your financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of debt securities and instead deal only with the depositary that holds the global security.

     If we issue debt securities only in the form of a global security, you should be aware of the following:

          . you cannot cause the debt securities to be registered in your name, and cannot obtain non-global certificates for your interest in the debt securities, except in the special situations that we describe below,

          . you will be an indirect holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities, as we describe under "Holders of Debt Securities" above,

          . you may not be able to sell interests in the debt securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form,

          . you may not be able to pledge your interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective,

          . the depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to your interest in a global security. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way,

          . DTC requires that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well, and

          . financial institutions that participate in the depositary's book-entry system, and through which you hold your interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. Your chain of ownership may contain more than one financial intermediary. We do not monitor and are not responsible for the actions of any of those intermediaries.

     Special Situations When a Global Security Will Be Terminated. In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the debt securities it represented. After that exchange, the choice of whether to hold the debt securities directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in a global security transferred on termination to your own name, so that you will be a holder. We have described the rights of holders and street name investors above under "Holders of Debt Securities."

     The special situations for termination of a global security are as follows:

          . if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 60 days,

          . if we notify the trustee that we wish to terminate that global security, or

          . if an event of default has occurred with regard to debt securities represented by that global security and has not been cured or waived; we discuss defaults later under "Events of Default."

     If a global security is terminated, only the depositary, and not we or the trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

Covenants

     Limitations on Liens. We will covenant in the indenture that we will not, and will not permit any of our Restricted Subsidiaries to, create, incur, issue or assume any Indebtedness secured by any Lien on any Principal Property, or on shares of stock or Indebtedness of any Restricted Subsidiary, known as Restricted Securities, without making effective provision for the outstanding debt securities, other than any outstanding debt securities not entitled to this covenant, to be secured by the Lien equally and ratably with, or prior to, the Indebtedness and obligations secured or to be secured thereby for so long as the Indebtedness or obligations are so secured, except that the foregoing restriction will not apply to:

          . any Lien existing on the date of the first issuance of debt securities under the indenture, including the Liens on property or after-acquired property of ours or our Subsidiaries under the Greeley Indenture or the United Cities Indenture, or such other date as may be specified in a prospectus supplement for an applicable series of debt securities,

          . any Lien on any Principal Property or Restricted Securities of any person existing at the time that person is merged or consolidated with or into us or a Restricted Subsidiary, or this person becomes a Restricted Subsidiary, or arising thereafter otherwise than in connection with the borrowing of money arranged thereafter and pursuant to contractual commitments entered into prior to and not in contemplation of the person's becoming a Restricted Subsidiary,

          . any Lien on any Principal Property existing at the time we or a Restricted Subsidiary acquire the Principal Property, whether or not the Lien is assumed by us or the Restricted Subsidiary, provided that this Lien may not extend to any other Principal Property of ours or any Restricted Subsidiary,

          . any Lien on any Principal Property, including any improvements on an existing Principal Property, of ours or any Restricted Subsidiary, and any Lien on the shares of stock of a Restricted Subsidiary that was formed or is held for the purpose of acquiring and holding the Principal Property, in each case to secure all or any part of the cost of acquisition, development, operation, construction, alteration, repair or improvement of all or any part of the Principal Property, or to secure Indebtedness incurred by us or a Restricted Subsidiary for the purpose of financing all or any part of that cost, provided that the Lien is created prior to, at the time of, or within 12 months after the latest of, the acquisition, completion of construction or improvement or commencement of commercial operation of that Principal Property and, provided further, that the Lien may not extend to any other Principal Property of ours or any Restricted Subsidiary, other than any currently unimproved real property on which the Principal Property has been constructed or developed or the improvement is located,

          . any Lien on any Principal Property or Restricted Securities to secure Indebtedness owed to us or to a Restricted Subsidiary,

          . any Lien in favor of a governmental body to secure advances or other payments under any contract or statute or to secure Indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to the Lien,

          . any Lien created in connection with a project financed with, and created to secure, Non-Recourse Indebtedness,

          . any Lien required to be placed on any of our property or any of the property of our Subsidiaries under the provisions of the Greeley Indenture, the United Cities Indenture, the Note Purchase Agreements, or the 6 3/4% Indenture,

          . any extension, renewal, substitution or replacement, or successive extensions, renewals, substitutions or replacements, in whole or in part, of any Lien referred to in any of the bullet points above, provided that the Indebtedness secured may not exceed the principal amount of Indebtedness that is secured at the time of the renewal or refunding, and that the renewal or refunding Lien must be limited to all or any part of the same property and improvements, shares of stock or Indebtedness that secured the Lien that was renewed or refunded, or

          . any Lien not permitted above securing Indebtedness that, together with the aggregate outstanding principal amount of other secured Indebtedness that would otherwise be subject to the above restrictions, excluding Indebtedness secured by Liens permitted under the above exceptions, and the Attributable Debt in respect of all Sale and Leaseback Transactions, not including Attributable Debt in respect of any Sale and Leaseback Transactions described in the last two bullet points in the next succeeding paragraph, would not then exceed 20% of our Consolidated Net Tangible Assets.

          Limitation on Sale and Leaseback Transactions. We will covenant in the indenture that we will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless

          . we or a Restricted Subsidiary would be entitled, without securing the Outstanding Securities, to incur Indebtedness secured by a Lien on the Principal Property that is the subject of the Sale and Leaseback Transaction,

          . the Attributable Debt associated with the Sale and Leaseback Transaction would be in an amount permitted under the last bullet point of the preceding paragraph,

          . the proceeds received in respect of the Principal Property so sold and leased back at the time of entering into the Sale and Leaseback Transaction are used for our business and operations or the business and operations of any Subsidiary, or

          . within 12 months after the sale or transfer, an amount equal to the proceeds received in respect of the Principal Property sold and leased back at the time of entering into the Sale and Leaseback Transaction is applied to the prepayment, other than mandatory prepayment, of any Outstanding Securities or any Funded Indebtedness owed by us or a Restricted Subsidiary, other than Funded Indebtedness that is held by us or any Restricted Subsidiary or our Funded

               Indebtedness that is subordinate in right of payment to any Outstanding Securities.

     Definitions. Following are definitions of some of the terms used in the covenants described above.

     "Attributable Debt" means, as to any lease under which a person is at the time liable for rent, at a date that liability is to be determined, the total net amount of rent required to be paid by that person under the lease during the remaining term, excluding amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents, discounted from the respective due dates thereof at the weighted average of the rates of interest, or Yield to Maturity, in the case of Original Issue Discount Securities, borne by the then Oustanding Securities, compounded annually.

     "Capital Stock" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests, however designated, in stock issued by a corporation.

     "Consolidated Net Tangible Assets" means the aggregate amount of assets, less applicable reserves and other properly deductible items, after deducting

     . all current liabilities, excluding any portion thereof constituting Funded Indebtedness, and

     . all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles,

all as set forth on our most recent consolidated balance sheet contained in our latest quarterly or annual report filed with the SEC under the Securities Exchange Act of 1934 and computed in accordance with generally accepted accounting principles.

     "Funded Indebtedness" means, as applied to any person, all Indebtedness of the person maturing after, or renewable or extendible at the option of the person beyond, 12 months from the date of determination.

     "Greeley Indenture" means the Indenture of Mortgage and Deed of Trust, dated as of March 1, 1957, from Greeley Gas Company to U.S. Bank National Association, formerly The Central Bank and Trust Company, as Trustee, as amended and supplemented through December 1, 1993, the Indenture of Mortgage and Deed of Trust through the Tenth Supplemental Indenture by Atmos to U.S. Bank National Association, formerly The Central Bank and Trust Company, as Trustee, as amended, supplemented or otherwise modified from time to time.

     "Indebtedness" means obligations for money borrowed, evidenced by notes, bonds, debentures or other similar evidences of indebtedness.

     "Lien" means any lien, mortgage, pledge, encumbrance, charge or security interest securing Indebtedness; provided, however, that the following types of transactions will not be considered, for purposes of this definition, to result in a Lien:

          . any acquisition by us or any Restricted Subsidiary of any property or assets subject to any reservation or exception under the terms of which any vendor, lessor or assignor creates, reserves or excepts or has created, reserved or excepted an interest in oil, gas or any other mineral in place or the proceeds of that interest,

          . any conveyance or assignment whereby we or any Restricted Subsidiary conveys or assigns to any person or persons an interest in oil, gas or any other mineral in place or the proceeds of that interest,

          . any Lien upon any property or assets either owned or leased by us or a Restricted Subsidiary or in which we or any Restricted Subsidiary owns an interest that secures for the benefit of the person or persons paying the expenses of developing or conducting operations for the recovery, storage, transportation or sale of the mineral resources of the property or assets, or property or assets with which it is unitized, the payment to the person or persons of our proportionate part or the Restricted Subsidiary's proportionate part of the development or operating expenses,

          . any hedging arrangements entered into in the ordinary course of business, including any obligation to deliver any mineral, commodity or asset, or

          . any guarantees that we make for the repayment of Indebtedness of any Subsidiary or guarantees by any Subsidiary of the repayment of Indebtedness of any entity, including Indebtedness of Woodward Marketing, L.L.C.

     "Non-Recourse Indebtedness" means, at any time, Indebtedness incurred after the date of the indenture by us or a Restricted Subsidiary in connection with the acquisition of property or assets by us or a Restricted Subsidiary or the financing of the construction of or improvements on property, whenever acquired, provided that, under the terms of this Indebtedness and under applicable law, the recourse at the time and thereafter of the lenders with respect to this Indebtedness is limited to the property or assets so acquired, or the construction or improvements, including Indebtedness as to which a performance or completion guarantee or similar undertaking was initially applicable to the Indebtedness or the related property or assets if the guarantee or similar undertaking has been satisfied and is no longer in effect. Indebtedness which is otherwise Non-Recourse Indebtedness will not lose its character as Non-Recourse Indebtedness because there is recourse to the borrower, any guarantor or any other person for (a) environmental representations, warranties or indemnities, or (b) indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received from secured assets to be paid to the lender, waste and mechanics' liens or similar matters.

     "Note Purchase Agreements" refers to the following note purchase agreements, as amended, supplemented or otherwise modified from time to time, between us and the following parties:

          .    John Hancock Mutual Life Insurance Company, dated December 21,
               1987,

          . Mellon Bank, N.A., Trustee under Master Trust Agreement of AT&T Corporation, dated January 1, 1984, for Employee Pension Plans-- AT&T--John Hancock--Private Placement, dated December 21, 1987, which agreement is identical to the Hancock agreement listed above except for the parties and the amounts,

          .    John Hancock Mutual Life Insurance Company, dated October 11,
               1989,

          .    The Variable Annuity Life Insurance Company, dated August 29,
               1991,

          . The Variable Annuity Life Insurance Company, dated August 31, 1992, and

          . New York Life Insurance Company, New York Life Insurance and Annuity Corporation, The Variable Annuity Life Insurance Company, American General Life Insurance Company and Merit Life Insurance Company, dated November 14, 1994.

     "Principal Property" means any natural gas distribution property or propane property located in the United States, except any property that in the opinion of our Board of Directors is not of material importance to the total business conducted by us and of our consolidated Subsidiaries.

     "Restricted Subsidiary" means any Subsidiary the amount of Consolidated
Net Tangible Assets of which constitutes more than 5% of the aggregate amount of Consolidated Net Tangible Assets of us and our Subsidiaries.

     "Sale and Leaseback Transaction" means any arrangement with any person in which we or any Restricted Subsidiary leases any Principal Property that has been or is to be sold or transferred by us or the Restricted Subsidiary to that person, other than

          . a lease for a term, including renewals at the option of the lessee, of not more than three years or classified as an operating lease under generally accepted accounting principles,

          . leases between us and a Restricted Subsidiary or between Restricted Subsidiaries, and

          . leases of a Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation, of the Principal Property.

     "6 3/4% Indenture" means the Indenture dated as of July 15, 1998, between us and U.S. Bank Trust National Association, as Trustee, as amended, supplemented or otherwise modified from time to time.

     "Subsidiary" of ours means

          . a corporation, a majority of whose Capital Stock with rights, under ordinary circumstances, to elect directors is owned, directly or indirectly, at the date of determination, by us, by one or more of our Subsidiaries or by us and one or more of our Subsidiaries, or

          . any other person, other than a corporation, in which at the date of determination we, one or more of our Subsidiaries or we and one or more of our Subsidiaries, directly or indirectly, have at least a majority ownership and power to direct the policies, management and affairs of that person.

     "United Cities Indenture" means the Indenture of Mortgage, dated as of July 15, 1959, from United Cities Gas Company to U.S. Bank Trust National Association, formerly First Trust of Illinois, National Association, and M.J. Kruger, as Trustees, as amended, supplemented or otherwise modified from time to time, the Indenture of Mortgage through the Twenty-Second Supplemental Indenture by us to U.S. Bank Trust National Association, formerly First Trust National Association, and Russell C. Bergman, as Trustees, as amended, supplemented, or otherwise modified from time to time.


Consolidation, Merger or Sale of Assets

     Under the terms of the indenture, we are generally permitted to consolidate with or merge into another entity. We are also permitted to sell or transfer our assets substantially as an entirety to another entity. However, we may not take any of these actions unless all of the following conditions are met:

          . the resulting entity must agree to be legally responsible for all our obligations under the debt securities and the indenture,

          .    the transaction must not cause a default or an Event of Default,

          . the resulting entity must be organized under the laws of the United States or one of the states or the District of Columbia, and

          . we must deliver an officers' certificate and legal opinion to the trustee with respect to the transaction.

     In the event that we engage in one of these transactions and comply with the conditions listed above, we would be discharged from all our obligations and covenants under the indenture and all obligations under the indenture and all obligations under the Outstanding Securities, with the successor corporation or person succeeding to our obligations and covenants.

     In the event that we engage in one of these transactions, the indenture provides that, if any Principal Property or Restricted Securities would thereupon become subject to any Lien, the debt securities, other than any debt securities not entitled to the benefit of specified covenants, must be secured, as to such Principal Property or Restricted Securities, equally and ratably with, or prior to, the indebtedness or obligations that upon the occurrence of such transaction would become secured by the Lien, unless the Lien could be created under the indenture without equally and ratably securing the debt securities.

Modification or Waiver

     There are three types of changes that we can make to the indenture and the debt securities.

     Changes Requiring Each Holder's Approval. First, there are changes that we cannot make to the indenture or the debt securities under the indenture without the specific approval of the holders of each debt security affected by the change. We cannot:

          . change the stated maturity of the principal of, any premium on, or the interest on a debt security,

          .    change any of our obligations to pay Additional Amounts,

          . reduce the amount payable upon acceleration of maturity following the default of an Indexed Indenture security or an Original Issue Discount Security,

          .    adversely affect any right of repayment at your option,

          .    change the place of payment of a debt security,

          .    impair your right to sue for payment,

          . adversely affect any right to convert or exchange a debt security,

          . reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture,

          . reduce the percentage of holders of debt securities whose consent is needed to waive compliance with any provisions of the indenture or to waive any defaults, and

          . modify any of the provisions of the indenture dealing with modification and waiver in any other respect, except to increase any percentage of consents required to amend the indenture or for any waiver or to add to the provisions that cannot be modified without the approval of each affected holder.

     Changes Not Requiring Approval. The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. Nor do we need any approval to make any change that affects only debt securities to be issued under the indenture after the changes take effect.

     Changes Requiring Majority Approval. Any other change to the indenture and the debt securities would require the following approval:

          . if the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series, or

          . if the change affects more than one series of debt securities issued under the indenture, it must be approved by the holders of a majority in principal amount of each series affected by the change.

     In each case, the required approval must be given by written consent.

     The same majority approval would be required for us to obtain a waiver of any of our covenants in the indenture.

     Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

          . for Original Issue Discount Securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default, and

          . for debt securities whose principal amount is not known (for example, because it is based on an index) we will use a special rule for that debt security described in the prospectus supplement.

     Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under "Defeasance and Covenant Defeasance."

     Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Events of Default

     You will have special rights if an Event of Default occurs as to the debt securities of your series that is not cured, as described later in this subsection. Please refer to the prospectus supplement for information about any changes to the Events of Default or our covenants, including any addition of a covenant or other provision providing event risk or similar protection.

     What is an Event of Default? The term "Event of Default" as to the debt securities of your series means any of the following:

          . we do not pay interest on a debt security of the series within 30 days of its due date,

          . we do not pay the principal of or any premium, if any, on a debt security of the series on its due date,

          . we remain in breach of a covenant or agreement in the indenture, other than a covenant or agreement for the benefit of less than all of the holders of the debt securities, for 60 days after we receive written notice stating that we are in breach from the trustee or the holders of at least 25% of the principal amount of the debt securities of the series,

          . we or a Restricted Subsidiary of ours is in default under any matured or accelerated agreement or instrument under which we have Outstanding Indebtedness for borrowed money or guarantees, which individually are in excess of $25,000,000, and we have not cured any acceleration within 15 days after we receive notice of this default from the trustee or the holders of at least 25% of the principal amount of the debt securities of the series, unless prior to the entry of judgment for the trustee, we or the Restricted Subsidiary remedy the default or the default is waived by the holders of the indebtedness,

          . we file for bankruptcy or other events of bankruptcy, insolvency or reorganization occur, or

          . any other Event of Default provided for the benefit of debt securities of the series.

     An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture.

     The trustee may withhold notice to the holders of debt securities of a particular series of any default if it considers its withholding of notice to be in the interest of the holders of that series, except that the trustee may not withhold notice of a default in the payment of the principal of, any premium on, or the interest on the debt securities.

     Remedies if an Event of Default Occurs. If an event of default has occurred and is continuing, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable by notifying us, and the trustee, if the holders give notice, in writing. This is called a declaration of acceleration of maturity.

     If the maturity of any series of debt securities is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities of that series may cancel the acceleration upon our compliance with certain conditions.

     Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

     Before you are allowed to bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interest relating to the debt securities, the following must occur:

          . you must give the trustee written notice that an Event of Default has occurred and remains uncured,

          . the holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action,

          . the trustee must not have instituted a proceeding for 60 days after receipt of the above notice and offer of indemnity, and

          . the holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice during the 60-day period.

     However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date without complying with the foregoing.

     Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than the following:

          . the payment of principal, any premium, interest or Additional Amounts on any debt security or related coupon, or

          . in respect of a covenant that under the indenture cannot be modified or amended without the consent of each holder.

     Each year, we will furnish the trustee with a written statement of two of our officers certifying that, to their knowledge, we are in compliance with the indenture and the debt securities, or else specifying any default.

     Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration.

Defeasance and Covenant Defeasance

     Unless we provide otherwise in the applicable prospectus supplement, the provisions for full defeasance and covenant defeasance described below apply to each series of debt securities. In general, we expect these provisions to apply to each debt security that is not a floating rate or indexed debt security.

     Full Defeasance. If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities, called "full defeasance," if we put in place the following arrangements for you to be repaid:

          . we must deposit in trust for the benefit of all holders of the debt securities a combination of money and obligations issued or guaranteed by the U.S. government that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates, and

          . we must deliver to the trustee a legal opinion confirming that there has been a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds are deposited in trust in exchange for your debt securities, and you would recognize gain or loss on the debt securities at the time of the deposit.

     If we ever did accomplish defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. If we accomplish a defeasance, we would retain only the obligations to register the transfer or exchange of the debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust.

     Covenant Defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from the restrictive covenants in the indenture discussed above and specified in a prospectus supplement. This is called "covenant defeasance". In that event, you would lose the protection of those covenants but would gain the protection of having money and obligations issued or guaranteed by the U.S. government set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:


          . deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and obligations issued or guaranteed by the U.S. government that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due date, and

          . deliver to the trustee a legal opinion of our counsel confirming that, under current federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity.

     If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred, such as our bankruptcy, and the debt securities became immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Debt Securities Issued in Non-Global Form

     If the debt securities cease to be issued in global form, they will be issued:

          .    only in fully registered form,

          .    without interest coupons, and

          . unless we indicate otherwise in the prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000.

     Holders may exchange their debt securities that are not in global form for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

     Holders may exchange or transfer their debt securities at the office of the trustee. We will appoint the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

     Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder's proof of legal ownership.

     If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

     If any debt securities are redeemable and we redeem less than all those debt securities, we may stop the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

     If a debt security is issued as a global security, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

Payment Mechanics

     Who Receives Payment? If interest is due on a debt security on an interest payment date, we will pay the interest to the person or entity in whose name the debt security is registered at the close of business on the regular record date, discussed below, relating to the interest payment date. If interest is due at maturity but on a day that is not an interest payment date, we will pay the interest to the person or entity entitled to receive the principal of the debt security. If principal or another amount besides interest is due on a debt security at maturity, we will pay the amount to the holder of the debt security against surrender of the debt security at a proper place of payment, or, in the case of a global security, in accordance with the applicable policies of the depositary.

     Payments on Global Securities. We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder's right to those payments will be governed by the rules and practices of the depositary and its participants, as described under "What Is a Global Security?".

     Payments on Non-Global Securities. For a debt security in non-global form, we will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee's records as of the close of business on the regular record date. We will make all other payments by check, at the paying agent described below, against surrender of the debt security. We will make all payments by check in next-day funds; for example, funds that become available on the day after the check is cashed.

     Alternatively, if a non-global security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City on the due date. To request wire payment, the holder must give the paying agent appropriate transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. In the case of any other payment, we will make payment only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

     Regular Record Dates. We will pay interest to the holders listed in the trustee's records as the owners of the debt securities at the close of business on a particular day in advance of each interest payment date. We will pay interest to these holders if they are listed as the owner even if they no longer own the debt security on the interest payment date. That particular day, usually about two weeks in advance of the interest payment date, is called the "regular record date" and will be identified in the prospectus supplement.

     Payment When Offices Are Closed. If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. A postponement of this kind will not result in a default under any debt security or the indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

     Paying Agents. We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. Initially, we have appointed the trustee, at its corporate trust office in New York City, as the paying agent. We must notify you of changes in the paying agents.

     Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

The Trustee Under the Indenture

     We anticipate that SunTrust Bank, Atlanta, will be trustee under the indenture. SunTrust is among the banks with which we maintain ordinary banking relationships.

     The trustee may resign or be removed with respect to one or more series of indenture securities and a successor trustee may be appointed to act with respect to these series.

                          DESCRIPTION OF COMMON STOCK

     Our authorized capital stock consists of 100,000,000 shares of common stock, of which 31,467,514 shares were outstanding on December 24, 1999. Each of our shares of common stock is entitled to one vote on all matters voted upon by shareholders. Our shareholders do not have cumulative voting rights. Our issued and outstanding shares of common stock are fully paid and nonassessable. There are no redemption or sinking fund provisions applicable to the shares of our common stock, and such shares are not entitled to any preemptive rights. Since we are incorporated in both Texas and Virginia, we must comply with the laws of both states when issuing shares of our common stock.

     Holders of our shares of common stock are entitled to receive such dividends as may be declared from time to time by our board of directors from our assets legally available for the payment of dividends and, upon our liquidation, a pro rata share of all of our assets available for distribution to our shareholders.

     Under the provisions of some of our debt agreements, we have agreed to restrictions on the payment of cash dividends. Under these restrictions, our cumulative cash dividends paid after September 30, 1988 may not exceed the sum of 75% of our and our subsidiaries' accumulated consolidated net income for periods after September 30, 1988 plus 100% of the net cash proceeds from the issuance of capital stock after that date, plus $12,000,000. As of September 30, 1999, $145,584,000 was available for the declaration of dividends.

     The registrar and transfer agent for our common stock is BankBoston, N.A.


     Some provisions of our restated articles of incorporation and bylaws may be deemed to have an "anti-takeover" effect. The following summary description of these provisions is necessarily general, and we refer you to our restated articles of incorporation and bylaws for more information since their terms affect your rights as a shareholder.

     Classification of the Board. Our board of directors is divided into three classes, each of which consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire board. There are currently 12 directors serving on the board. Each class of directors serves a three-year term. At each annual meeting of our shareholders, successors to the class of directors whose term expires at the annual meeting are elected for three-year terms. Our restated articles of incorporation prohibit cumulative voting. In general, in the absence of cumulative voting, one or more persons who hold a majority of our outstanding shares can elect all of the directors who are subject to election at any meeting of shareholders.

     The classification of directors could have the effect of making it more difficult for shareholders, including those holding a majority of the outstanding shares, to force an immediate change in the composition of our board. Two shareholder meetings, instead of one, generally will be required to effect a change in the control of our board. Our board believes that the longer time required to elect a majority of a classified board will help to ensure the continuity and stability of our management and policies since a majority of the directors at any given time will have had prior experience as our directors.

     Removal of Directors. Our restated articles of incorporation and bylaws also provide that our directors may be removed only for cause and upon the affirmative vote of the holders of at least 75% of the shares then entitled to vote at an election of directors.

     Fair Price Provisions. Article VII of our restated articles of incorporation provides certain "fair price provisions" for our shareholders. Under article VII, a merger, consolidation, sale of assets, share exchange, recapitalization or other similar transaction, between us or a company controlled by or under common control with us and any individual, corporation or other entity which owns or controls 10% or more of our voting capital stock, would be required to satisfy the condition that the aggregate consideration per share to be received in the transaction for each class of our voting capital stock be at least equal to the highest per share price, or equivalent price for any different classes or series of stock, paid by the 10% shareholder in acquiring any of its holdings of our stock. If a proposed transaction with a 10% shareholder does not meet this condition, then the transaction must be approved by the holders of at least 75% of the outstanding shares of voting capital stock held by our shareholders other than the 10% shareholder unless a majority of the directors who were members of our board immediately prior to the time the 10% shareholder involved in the proposed transaction became a 10% shareholder have either:

          . expressly approved in advance the acquisition of the outstanding shares of our voting capital stock that caused the 10% shareholder to become a 10% shareholder, or

          . approved the transaction either in advance of or subsequent to the 10% shareholder becoming a 10% shareholder.

     The provisions of article VII may not be amended, altered, changed, or repealed except by the affirmative vote of at least 75% of the votes entitled to be cast thereon at a meeting of our shareholders duly called for consideration of such amendment, alteration, change, or repeal. In addition, if there is a 10% shareholder, such action must also be approved by the affirmative vote of at least 75% of the outstanding shares of our voting capital stock held by the shareholders other than the 10% shareholder.

     Shareholder Proposals and Director Nominations. Our shareholders can submit shareholder proposals and nominate candidates for the board of directors if the shareholders follow the advance notice procedures described in our bylaws.

     Shareholder proposals must be submitted to our corporate secretary at least 60 days, but not more than 85 days, before the annual meeting. The notice must include a description of the proposal, the shareholder's name and address and the number of shares held, and all other information which would be required to be included in a proxy statement filed with the SEC if the shareholder were a participant in a solicitation subject to the SEC proxy rules. To be included in our proxy statement for an annual meeting, we must receive the proposal at least 120 days prior to the anniversary of the date we mailed the proxy statement for the prior year's annual meeting.

     To nominate directors, shareholders must submit a written notice to our corporate secretary at least 60 days, but not more than 85 days, before a scheduled meeting. The notice must include the name and address of the shareholder and of the shareholder's nominee, the number of shares held by the shareholder, a representation that the shareholder is a holder of record of common stock entitled to vote at the meeting, and that the shareholder intends to appear in person or by proxy to nominate the persons specified in the notice, a description of any arrangements between the shareholder and the shareholder's nominee, information about the shareholder's nominee required by the SEC, and the written consent of the shareholder's nominee to serve as a director.

     Shareholder proposals and director nominations that are late or that do not include all required information may be rejected. This could prevent shareholders from bringing certain matters before an annual or special meeting or making nominations for directors.

     Shareholder Rights Plan. On November 12, 1997, our board of directors declared a dividend distribution of one right for each outstanding share of our common stock to shareholders of record at the close of business on May 10, 1998. Each right entitles the registered holder to purchase from us one share of our common stock at a purchase price of $80 per share, subject to adjustment. The description and terms of the rights are set forth in a rights agreement between us and BankBoston, N.A. as rights agent.

     Subject to exceptions specified in the rights agreement, the rights will separate from our common stock and a distribution date will occur upon the earlier of:

          . ten business days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock, other than as a result of repurchases of stock by us or specified inadvertent actions by institutional or other shareholders,

          . ten business days, or such later date as our board of directors shall determine, following the commencement of a tender offer or exchange offer that would result in a person or group having acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock, or


          . ten business days after our board of directors shall declare any person to be an adverse person within the meaning of the rights plan.

     The rights expire at 5:00 P.M., Boston, Massachusetts time on May 10, 2008, unless extended prior thereto by our board or earlier if redeemed by us.

     The rights will not have any voting rights. The exercise price payable and the number of shares of our common stock or other securities or property issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution. We issue rights when we issue our common stock until the rights have separated from the common stock. After the rights have separated from the common stock, we may issue additional rights if the board of directors deems such issuance to be necessary or appropriate.

     The rights have anti-takeover effects and may cause substantial dilution to a person or entity that attempts to acquire us on terms not approved by our board of directors except pursuant to an offer conditioned upon a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by our board of directors because, prior to the time that the rights become exercisable or transferable, we can redeem the rights at $.01 per right.

                             PLAN OF DISTRIBUTION

     We may sell the securities offered by this prospectus and the prospectus supplement as follows:

          .    through agents,

          .    to or through underwriters, or

          .    directly to other purchasers.

     We will identify any underwriters or agents and describe their compensation in a prospectus supplement.

     We, directly or through agents, may sell, and the underwriters may resell, the offered securities in one or more transactions, including negotiated transactions. These transactions may be:

          .    at a fixed public offering price or prices, which may be changed,

          .    at market prices prevailing at the time of sale,

          .    at prices related to the prevailing market prices, or

          .    at negotiated prices.

     In connection with the sale of offered securities, the underwriters or agents may receive compensation from us or from purchasers of the offered securities for whom they may act as agents. The underwriters may sell offered securities to or through dealers, who may also receive compensation from purchasers of the offered securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act of 1933.

     We will indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Securities Act of 1933.

     Underwriters, dealers and agents or their affiliates may engage in transactions with us or perform services for us.

     If we indicate in the prospectus supplement relating to a particular series or issue of offered securities, we will authorize underwriters, dealers or agents to solicit offers by institutions to purchase the offered securities from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions that we specify in the prospectus supplement, and we will specify in the prospectus supplement the commission payable for solicitation of these contracts.


                                 LEGAL MATTERS

     Gibson, Dunn & Crutcher LLP, Dallas, Texas, and Hunton & Williams, Richmond, Virginia, will opine for us as to the validity of the offered securities. Shearman & Sterling, New York, New York, will pass upon certain legal matters related to the offered securities for any underwriters, dealers or agents.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Atmos Energy Corporation for the year ended September 30, 1999, incorporated by reference in our Annual Report on Form 10-K for the year ended September 30, 1999, as set forth in its report dated November 9, 1999. We incorporate by reference such consolidated financial statements in this prospectus in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy this information at the following locations of the SEC:

Judiciary Plaza, Room 1024         Seven World Trade Center,       Citicorp Center
450 Fifth Street, N.W. Street      Suite 1300                      500 West Madison Street
Washington, D.C. 20549             New York, New York 10048        Suite 1400
                                                                   Chicago, Illinois 60661

     You can also obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

     The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is http://www.sec.gov.


     Our common stock is listed on the New York Stock Exchange and you can inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     We have filed with the SEC a registration statement on Form S-3 that registers the securities we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities offered. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

     The SEC allows us to "incorporate by reference" information into this prospectus that we have filed with it. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document.

     This prospectus includes by reference our Annual Report on Form 10-K for the year ended September 30, 1999, that we have previously filed with the SEC and that we have not included or delivered with this document. The Annual Report contains important information about us, our common stock and our financial condition.

     We incorporate by reference additional documents that we may file with the SEC between the date of this prospectus and the date of the closing of each offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address or telephone number:

                           Atmos Energy Corporation
                           1800 Three Lincoln Centre
                               5430 LBJ Freeway
                              Dallas, Texas 75240
                       Attention:  Phillip L. Allbritten
                                (972) 934-9227

================================================================================



                                 $500,000,000


                           ATMOS ENERGY CORPORATION


                                Debt Securities
                                      and
                                 Common Stock
                                --------------


                                  PROSPECTUS


                                      , 2000


                                --------------



================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.*

Securities and Exchange Commission registration fee..   $132,000
Blue Sky fees, including counsel fees................      2,500
Printing expenses....................................     15,000
Trustee's fees and expenses..........................      5,000
Rating agency fees...................................    225,000
State Filing Fees....................................     18,000
Accounting fees and expenses.........................     30,000
Legal fees and expenses..............................     50,000
Miscellaneous expenses...............................     20,000
                                                        --------

     Total...........................................   $497,000
                                                        ========

_______________________________

     *All fees and expenses will be paid by us. All fees and expenses other than the SEC filing fees are estimated.

Item 15.  Indemnification of Directors and Officers.

     The Texas Business Corporation Act and the Virginia Stock Corporation Act permit, and in some cases require, corporations to indemnify directors and officers who are or have been a party or are threatened to be made a party to litigation against judgments, penalties, including excise and similar taxes, fines, settlements, and reasonable expenses under certain circumstances.
Article IX of our Restated Articles of Incorporation, as amended, and Article IX of our Amended and Restated Bylaws provide for indemnification of judgments, penalties, including excise and similar taxes, fines, settlements, and reasonable expenses and the advance payment or reimbursement of such reasonable expenses to directors and officers to the fullest extent permitted by law.

     As authorized by Article 2.02-1 of the Texas Business Corporation Act, and
Section 13.1-697 of the Virginia Stock Corporation Act, each of our directors and officers may be indemnified by us against expenses, including attorney's fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of ours if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. In each case, such indemnity shall be to the fullest extent authorized by the Texas Business Corporation Act and the Virginia Stock Corporation Act. If the director or officer is found liable to us, or received improper personal benefit from us, whether or not involving action in his official capacity, then indemnification will not be made.

     Article X of our Restated Articles of Incorporation, as amended, provides that no director shall be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duty as a director except for liability

     .    for any breach of duty of loyalty to us or our shareholders,
     . for an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law,
     . for a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office,
     . for an act or omission for which the liability of a director is expressly provided by statute, or
     . for an act related to an unlawful stock repurchase or payment of a dividend.

In addition, Article IX of our Restated Articles of Incorporation, as amended, and Article IX of our Amended and Restated Bylaws require us to indemnify to the fullest extent authorized by law any person made or threatened to be made party to any action, suit or proceeding, whether criminal, civil, administrative, arbitrative or investigative, by reason of the fact that such person is or was a director or officer of ours or serves or served at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of any other enterprise.


     We maintain an officers' and directors' liability insurance policy insuring officers and directors against certain liabilities, including liabilities under the Securities Act of 1933. The effect of such policy is to indemnify such officers and directors against losses incurred by them while acting in such capacities.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.    Exhibits.

    Exhibit
    Number   Exhibits
------------------------------------------------------------------------------

     1.1*    Form of Underwriting Agreement

     4.1 Form of Debt Securities Indenture between Atmos and SunTrust Bank, Atlanta

     4.2*    Form of Debt Security

     4.3(a) Note Purchase Agreement, dated as of December 21, 1987, by and between the Company and John Hancock Mutual Life Insurance Company (Exhibit 10(c) of Form 8-K filed January 7, 1988
             (File No. 0-11249)).

             Note Purchase Agreement, dated as of December 21, 1987, by and between the Company and John Hancock Charitable Trust I (Agreement is identical to Hancock Agreement listed above except as to the parties thereto and the amounts thereof.).

             Note Purchase Agreement dated as of December 21, 1987, by and between the Company and Mellon Bank, N.A., Trustee under Master Trust Agreement of AT&T Corporation, dated January 1, 1984, for Employee Pension Plans --AT&T -- John Hancock -- Private Placement (Agreement is identical to Hancock Agreement listed above except as to the parties thereto and the amounts thereof.).

     4.3(b) Amendment to Note Purchase Agreement, dated October 11, 1989, by and between the Company and John Hancock Mutual Life Insurance Company revising Note Purchase Agreement dated December 21, 1987 (Exhibit (10(b)(ii) of Form 10-K for fiscal year ended September 30, 1989 (File No. 1-10042)).

             Amendment to Note Purchase Agreement, dated October 11, 1989, by and between the Company and John Hancock Charitable Trust I revising Note Purchase Agreement dated December 21, 1987 (Amendment is identical to Hancock amendment listed above except as to the parties thereto and the amounts thereof.).

             Amendment to Note Purchase Agreement dated October 11, 1989, by and between the Company and Mellon Bank, N.A., Trustee under Master Trust Agreement of AT&T Corporation, dated January 1, 1984, for Employee Pension Plans --AT&T -- John Hancock -- Private Placement revising Note Purchase Agreement dated December 21, 1987 (Amendment is identical to Hancock amendment listed above except as to the parties thereto and the amounts thereof.).

     4.3(c) Amendment to Note Purchase Agreement dated November 12, 1991, by and between the Company and John Hancock Mutual Life Insurance Company revising Note Purchase Agreement dated December 21, 1987 (Exhibit 10(b)(iii) of Form 10-K for fiscal year ended September 30, 1991 (File No. 1-10042)).

             Amendment to Note Purchase Agreement, dated November 12, 1991, by and between the Company and John Hancock Charitable Trust I revising Note Purchase Agreement dated December 21, 1987 (Amendment is identical to Hancock amendment listed above except as to the parties thereto and the amounts thereof.).

             Amendment to Note Purchase Agreement, dated November 12, 1991, by and between the Company and Mellon Bank, N.A., Trustee under Master Trust Agreement of AT&T Corporation, dated January 1, 1984, for Employee Pension Plans -- AT&T -- John Hancock -- Private Placement revising Note Purchase Agreement dated December 21, 1987 (Amendment is identical to Hancock amendment above except as to the parties thereto and the amounts thereof.).

     4.3(d) Amendment to Note Purchase Agreement, dated December 22, 1993, by and between the Company and John Hancock Mutual Life Insurance Company revising Note Purchase Agreement dated December 21, 1987.

             Amendment to Note Purchase Agreement, dated December 22, 1993, by and between the Company and Mellon Bank, N.A., Trustee under Master Trust Agreement of AT&T Corporation, dated January 1, 1984, for Employee Pension Plans -- AT&T -- John Hancock -- Private Placement revising Note Purchase Agreement dated December 21, 1987 (Amendment is identical to Hancock amendment listed above except as to the parties thereto and the amounts thereof).

     4.3(e) Amendment to Note Purchase Agreement, dated December 20, 1994 by and between the Company and John Hancock Mutual Life Insurance Company revising Note Purchase Agreement dated December 21, 1987.

             Amendment to Note Purchase Agreement, dated December 20, 1994, by and between the Company and Mellon Bank, N.A., Trustee under Master Trust Agreement of AT&T Corporation, dated January 1, 1984, for Employee Pension Plans -- AT&T -- John Hancock -- Private Placement revising Note Purchase Agreement dated December 21, 1987 (Amendment is identical to Hancock amendment listed above).

     4.3(f) Amendment to Note Purchase Agreement, dated July 29, 1997, by and between the Company and John Hancock Mutual Life Insurance Company revising Note Purchase Agreement dated December 21, 1987.

             Amendment to Note Purchase Agreement, dated July 29, 1997, by and between the Company and Mellon Bank, N.A., Trustee under Master Trust Agreement of AT&T Corporation, dated January 1, 1984, for Employee Pension Plans --AT&T -- John Hancock -- Private Placement revising Note Purchase Agreement dated December 21, 1987 (Amendment is identical to Hancock Amendment listed above except as to the parties thereto and the amounts thereof).

     4.4(a) Note Purchase Agreement, dated as of October 11, 1989, by and between the Company and John Hancock Mutual Life Insurance Company (Exhibit 10(c) of Form 10-K for fiscal year ended September 30, 1989 (File No. 1-10042)).

     4.4(b) Amendment to Note Purchase Agreement, dated as of November 12, 1991, by and between the Company and John Hancock Mutual Life Insurance Company revising Note Purchase Agreement dated October 11, 1989 (Exhibit 10(c)(ii) of Form 10-K for fiscal year ended September 30, 1991 (File No. 1-10042)).

     4.4(c) Amendment to Note Purchase Agreement, dated December 22, 1993, by and between the Company and John Hancock Mutual Life Insurance Company revising Note Purchase Agreement dated October 11, 1989.

     4.4(d) Amendment to Note Purchase Agreement, dated December 20, 1994, by and between the Company and John Hancock Mutual Life Insurance Company revising Note Purchase Agreement dated October 11, 1989.

     4.4(e) Amendment to Note Purchase Agreement, dated July 29, 1997, by and between the Company and John Hancock Mutual Life Insurance Company revising Note Purchase Agreement dated October 11, 1989.

     4.5(a) Note Purchase Agreement, dated as of August 29, 1991, by and between the Company and The Variable Annuity Life Insurance Company (Exhibit 10(f)(i) of Form 10-K for fiscal year ended September 30, 1991 (File No. 10042)).

     4.5(b) Amendment to Note Purchase Agreement, dated November 26, 1991, by and between the Company and The Variable Annuity Life Insurance Company revising Note Purchase Agreement dated August 29, 1991 (Exhibit 10(f)(ii) of Form 10-K for fiscal year ended September 30, 1991 (File No. 1-10042)).

     4.5(c) Amendment to Note Purchase Agreement, dated December 22, 1993, by and between the Company and The Variable Annuity Life Insurance Company revising Note Purchase Agreement dated August 29, 1991.

     4.5(d) Amendment to Note Purchase Agreement, dated July 29, 1997, by and between the Company and The Variable Annuity Life Insurance Company revising Note Purchase Agreement dated August 29, 1991.

     4.6(a) Note Purchase Agreement, dated as of August 31, 1992, by and between the Company and The Variable Annuity Life Insurance Company (Exhibit 10(f) of Form 10-K for fiscal year ended September 30, 1992 (File No. 1-10042)).

     4.6(b) Amendment to Note Purchase Agreement, dated December 22, 1993, by and between the Company and the Variable Annuity Life Insurance Company revising Note Purchase Agreement dated August 31, 1992.

     4.6(c) Amendment to Note Purchase Agreement, dated July 29, 1997, by and between the Company and The Variable Annuity Life Insurance Company revising Note Purchase Agreement dated August 31, 1992.

     4.7(a) Note Purchase Agreement, dated November 14, 1994, by and among the Company and New York Life Insurance Company, New York Life Insurance and Annuity Corporation, The Variable Annuity Life Insurance Company, American General Life Insurance Company, and Merit Life Insurance Company (Exhibit 10.1 of Form 10-Q for quarter ended December 31, 1994 (File No. 1-10042)).

     4.7(b) Amendment to Note Purchase Agreement, dated July 29, 1997, by and among the Company and New York Life Insurance Company, New York Life Insurance and Annuity Corporation, The Variable Annuity Life Insurance Company, American General Life Insurance Company and Merit Life Insurance Company revising Note Purchase Agreement dated November 14, 1994.

     4.8 Loan Agreement by and between the Company and NationsBank of Texas, N.A. dated as of November 26, 1996 (Exhibit 10.1 of Form 10-Q for quarter ended December 31, 1996 (File No. 1-10042)).

     4.9(a) Indenture of Mortgage, dated as of July 15, 1959, from United Cities Gas Company to First Trust of Illinois, National Association, and M.J. Kruger, as Trustees, as amended and supplemented through December 1, 1992 (the Indenture of Mortgage through the 20th Supplemental Indenture) (Exhibit to Registration Statement of United Cities Gas Company on Form S-3 (File No. 33-56983)).

     4.9(b) Twenty-First Supplemental Indenture dated as of February 5, 1997 by and among United Cities Gas Company and Bank of America Illinois and First Trust National Association and Russell C. Bergman supplementing Indenture of Mortgage dated as of July 15, 1959 (Exhibit 10.7(a) of Form 10-K for the fiscal year ended September 30, 1997 (File No. 1-10042)).

     4.9(c) Twenty-Second Supplemental Indenture dated as of July 29, 1997 by and among the Company and First Trust National Association and Russell C. Bergman supplementing Indenture of Mortgage dated as of July 15, 1959 (Exhibit 10.7(b) of Form 10-K for the fiscal year ended September 30, 1997 (File No. 1-10042)).

     4.10(a) Form of Indenture between United Cities Gas Company and First Trust of Illinois, National Association, as Trustee dated as of November 15, 1995 (Exhibit to Registration Statement of United Cities Gas Company on Form S-3 (File No. 33-56983)).

     4.10(b) First Supplemental Indenture between the Company and First Trust of
             Illinois, National Association, as Trustee dated as of July 29, 1997 (Exhibit 10.8(a) of Form 10-K for the fiscal year ended September 30, 1997 (File No. 1-10042)).

     4.11(a) Seventh Supplemental Indenture, dated as of October 1, 1983 between
             Greeley Gas Company ("the Greeley Gas Division") and the Central Bank of Denver, N.A. ("Central Bank") (Exhibit 10.1 of Form 10-Q for quarter ended June 30, 1994 (File No. 1-10042)).

     4.11(b) Ninth Supplemental Indenture, dated as of April 1, 1991, between the Greeley Gas Division and Central Bank (Exhibit 10.2 of Form 10-Q for quarter ended June 30, 1994 (File No. 1-10042)).

     4.11(c) Bond Purchase Agreement, dated as of April 1, 1991, between the
             Greeley Gas Division and Central Bank (Exhibit 10.3 of Form 10-Q for quarter ended June 30, 1994 (File No. 1-10042)).

     4.11(d) Tenth Supplemental Indenture, dated as of December 1, 1993, between the Company and Colorado National Bank, formerly Central Bank (Exhibit 10.4 of Form 10-Q for quarter ended June 30, 1994 (File No. 1-10042)).

     4.12 Restated Articles of Incorporation, as amended, of the registrant (incorporated by reference to Exhibit 3.1 of Form 10-K for fiscal year ended September 30, 1997) (File No. 1-10042))

     4.13 Amended and Restated Bylaws of the registrant (incorporated by reference to Exhibit 3.2 of Form 10-K for fiscal year ended September 30, 1997 (File No. 1-10042))

     4.14    Specimen Common Stock Certificate (incorporated by reference to
             Exhibit 4(b) of Form 10-K for the fiscal year ended September 30, 1988 (File No. 1-10042)).

     5.1 Opinion of Gibson, Dunn & Crutcher LLP, Dallas, Texas, as to the validity of the securities being registered
      5.2 Opinion of Hunton & Williams, Richmond, Virginia, as to the validity of the securities being registered
     12.1    Statement of computation of ratio of earnings to fixed charges
     23.1    Consent of Gibson, Dunn & Crutcher LLP, Dallas, Texas (See Exhibit
             5.1)
     23.2    Consent of Hunton & Williams, Richmond, Virginia (See Exhibit 5.2)
     23.3    Consent of Ernst & Young LLP
     24.1 Powers of Attorney (See signature page of this registration statement)

     25.1    Statement of eligibility of SunTrust Bank, Atlanta, on Form T-1


_______________________________

* To be filed by amendment hereto or pursuant to a Current Report on Form 8-K to be incorporated herein by reference.

Item 17.    Undertakings.

       (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       (c)  The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (c)(1)(i) and (c)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act.

                       SIGNATURES AND POWERS OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 28, 1999.

                              ATMOS ENERGY CORPORATION

                              By:  /s/ ROBERT W. BEST
                                   -------------------------------------
                                   Robert W. Best, Chairman,
                                   President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert W. Best as his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                Title                             Date
---------                                -----                             ----
     /s/ ROBERT W. BEST                  Chairman, President and Chief     December 28, 1999
---------------------------------------
     Robert W. Best                      Executive Officer (Principal
                                         Executive Officer)

     /s/ LARRY J. DAGLEY                 Executive Vice President and      December 28, 1999
---------------------------------------
     Larry J. Dagley                     Chief Financial Officer
                                         (Principal Financial Officer)

     /s/ TOM S. HAWKINS, JR.             Vice President, Planning and      December 28, 1999
---------------------------------------
     Tom S. Hawkins, Jr.                 Budgeting and Interim
                                         Controller (Principal
                                         Accounting Officer)

     /s/ TRAVIS W. BAIN II               Director                          December 28, 1999
---------------------------------------
     Travis W. Bain II


     /s/ DAN BUSBEE                      Director                          December 28, 1999
---------------------------------------
     Dan Busbee

     /s/ RICHARD W. CARDIN               Director                              December 28, 1999
---------------------------------------
     Richard W. Cardin

     /s/ THOMAS J. GARLAND               Director                              December 28, 1999
---------------------------------------
     Thomas J. Garland

     /s/ GENE C. KOONCE                  Director                              December 28, 1999
---------------------------------------
     Gene C. Koonce

     /s/ VINCENT J. LEWIS                Director                              December 28, 1999
---------------------------------------
     Vincent J. Lewis

     /s/ THOMAS C. MEREDITH              Director                              December 28, 1999
---------------------------------------
     Thomas C. MEREDITH

     /s/ PHILLIP E. NICHOL               Director                              December 28, 1999
---------------------------------------
     Phillip E. Nichol

     /s/ CARL S. QUINN                   Director                              December 28, 1999
---------------------------------------
     Carl S. Quinn

     /s/ CHARLES K. VAUGHAN              Director                              December 28, 1999
---------------------------------------
     Charles K. Vaughan

     RICHARD WARE II                     Director                              December 28, 1999
---------------------------------------
     Richard Ware II

                                 EXHIBIT INDEX

   Exhibit
    Number     Exhibits
--------------------------------------------------------------------------------
       1.1*  Form of Underwriting Agreement

       4.1 Form of Debt Securities Indenture between Atmos and SunTrust Bank, Atlanta

       4.2*  Form of Debt Security

     4.3(a) Note Purchase Agreement, dated as of December 21, 1987, by and between the Company and John Hancock Mutual Life Insurance
             Company (Exhibit 10(c) of Form 8-K filed January 7, 1988
             (File No. 0-11249)).
             Note Purchase Agreement, dated as of December 21, 1987, by and between the Company and John Hancock Charitable Trust I (Agreement is identical to Hancock Agreement listed above except as to the parties thereto and the amounts thereof.).

             Note Purchase Agreement dated as of December 21, 1987, by and between the Company and Mellon Bank, N.A., Trustee under Master Trust Agreement of AT&T Corporation, dated January 1, 1984, for Employee Pension Plans --AT&T -- John Hancock -- Private Placement (Agreement is identical to Hancock Agreement listed above except as to the parties thereto and the amounts thereof.).

     4.3(b) Amendment to Note Purchase Agreement, dated October 11, 1989, by and between the Company and John Hancock Mutual Life Insurance Company revising Note Purchase Agreement dated December 21, 1987 (Exhibit (10(b)(ii) of Form 10-K for fiscal year ended September 30, 1989 (File No. 1-10042)).

             Amendment to Note Purchase Agreement, dated October 11, 1989, by and between the Company and John Hancock Charitable Trust I revising Note Purchase Agreement dated December 21, 1987 (Amendment is identical to Hancock amendment listed above except as to the parties thereto and the amounts thereof.).

             Amendment to Note Purchase Agreement dated October 11, 1989, by and between the Company and Mellon Bank, N.A., Trustee under Master Trust Agreement of AT&T Corporation, dated January 1, 1984, for Employee Pension Plans --AT&T -- John Hancock -- Private Placement revising Note Purchase Agreement dated December 21, 1987 (Amendment is identical to Hancock amendment listed above except as to the parties thereto and the amounts thereof.).

     4.3(c) Amendment to Note Purchase Agreement dated November 12, 1991, by and between the Company and John Hancock Mutual Life Insurance Company revising Note Purchase Agreement dated December 21, 1987 (Exhibit 10(b)(iii) of Form 10-K for fiscal year ended September 30, 1991 (File No. 1-10042)).

             Amendment to Note Purchase Agreement, dated November 12, 1991, by and between the Company and John Hancock Charitable Trust I revising Note Purchase Agreement dated December 21, 1987 (Amendment is identical to Hancock amendment listed above except as to the parties thereto and the amounts thereof.).

             Amendment to Note Purchase Agreement, dated November 12, 1991, by and between the Company and Mellon Bank, N.A., Trustee under Master Trust Agreement of AT&T Corporation, dated January 1, 1984, for Employee Pension Plans -- AT&T -- John Hancock -- Private Placement revising Note Purchase Agreement dated December 21, 1987 (Amendment is identical to Hancock amendment above except as to the parties thereto and the amounts thereof.).

     4.3(d) Amendment to Note Purchase Agreement, dated December 22, 1993, by and between the Company and John Hancock Mutual Life Insurance Company revising Note Purchase Agreement dated December 21, 1987.

             Amendment to Note Purchase Agreement, dated December 22, 1993, by and between the Company and Mellon Bank, N.A., Trustee under Master Trust Agreement of AT&T Corporation, dated January 1, 1984, for Employee Pension Plans -- AT&T -- John Hancock -- Private Placement revising Note Purchase Agreement dated December 21, 1987 (Amendment is identical to Hancock amendment listed above except as to the parties thereto and the amounts thereof).

     4.3(e) Amendment to Note Purchase Agreement, dated December 20, 1994 by and between the Company and John Hancock Mutual Life Insurance Company revising Note Purchase Agreement dated December 21, 1987.

             Amendment to Note Purchase Agreement, dated December 20, 1994, by and between the Company and Mellon Bank, N.A., Trustee under Master Trust Agreement of AT&T Corporation, dated January 1, 1984, for Employee Pension Plans -- AT&T -- John Hancock -- Private Placement revising Note Purchase Agreement dated December 21, 1987 (Amendment is identical to Hancock amendment listed above).

     4.3(f) Amendment to Note Purchase Agreement, dated July 29, 1997, by and between the Company and John Hancock Mutual Life Insurance Company revising Note Purchase Agreement dated December 21, 1987.

             Amendment to Note Purchase Agreement, dated July 29, 1997, by and between the Company and Mellon Bank, N.A., Trustee under Master Trust Agreement of AT&T Corporation, dated January 1, 1984, for Employee Pension Plans --AT&T -- John Hancock -- Private Placement revising Note Purchase Agreement dated December 21, 1987 (Amendment is identical to Hancock Amendment listed above except as to the parties thereto and the amounts thereof).

     4.4(a) Note Purchase Agreement, dated as of October 11, 1989, by and between the Company and John Hancock Mutual Life Insurance Company (Exhibit 10(c) of Form 10-K for fiscal year ended September 30, 1989 (File No. 1-10042)).

     4.4(b) Amendment to Note Purchase Agreement, dated as of November 12, 1991, by and between the Company and John Hancock Mutual Life Insurance Company revising Note Purchase Agreement dated October 11, 1989 (Exhibit 10(c)(ii) of Form 10-K for fiscal year ended September 30, 1991 (File No. 1-10042)).

     4.4(c) Amendment to Note Purchase Agreement, dated December 22, 1993, by and between the Company and John Hancock Mutual Life Insurance Company revising Note Purchase Agreement dated October 11, 1989.

     4.4(d) Amendment to Note Purchase Agreement, dated December 20, 1994, by and between the Company and John Hancock Mutual Life Insurance Company revising Note Purchase Agreement dated October 11, 1989.

     4.4(e) Amendment to Note Purchase Agreement, dated July 29, 1997, by and between the Company and John Hancock Mutual Life Insurance Company revising Note Purchase Agreement dated October 11, 1989.

     4.5(a) Note Purchase Agreement, dated as of August 29, 1991, by and between the Company and The Variable Annuity Life Insurance Company (Exhibit 10(f)(i) of Form 10-K for fiscal year ended September 30, 1991 (File No. 10042)).

     4.5(b) Amendment to Note Purchase Agreement, dated November 26, 1991, by and between the Company and The Variable Annuity Life Insurance Company revising Note Purchase Agreement dated August 29, 1991 (Exhibit 10(f)(ii) of Form 10-K for fiscal year ended September 30, 1991 (File No. 1-10042)).

     4.5(c) Amendment to Note Purchase Agreement, dated December 22, 1993, by and between the Company and The Variable Annuity Life Insurance Company revising Note Purchase Agreement dated August 29, 1991.

     4.5(d) Amendment to Note Purchase Agreement, dated July 29, 1997, by and between the Company and The Variable Annuity Life Insurance Company revising Note Purchase Agreement dated August 29, 1991.

     4.6(a) Note Purchase Agreement, dated as of August 31, 1992, by and between the Company and The Variable Annuity Life Insurance Company (Exhibit 10(f) of Form 10-K for fiscal year ended September 30, 1992 (File No. 1-10042)).

     4.6(b) Amendment to Note Purchase Agreement, dated December 22, 1993, by and between the Company and the Variable Annuity Life Insurance Company revising Note Purchase Agreement dated August 31, 1992.

     4.6(c) Amendment to Note Purchase Agreement, dated July 29, 1997, by and between the Company and The Variable Annuity Life Insurance Company revising Note Purchase Agreement dated August 31, 1992.

     4.7(a) Note Purchase Agreement, dated November 14, 1994, by and among the Company and New York Life Insurance Company, New York Life Insurance and Annuity Corporation, The Variable Annuity Life Insurance Company, American General Life Insurance Company, and Merit Life Insurance Company (Exhibit 10.1 of Form 10-Q for quarter ended December 31, 1994 (File No. 1-10042)).

     4.7(b) Amendment to Note Purchase Agreement, dated July 29, 1997, by and among the Company and New York Life Insurance Company, New York Life Insurance and Annuity Corporation, The Variable Annuity Life Insurance Company, American General Life Insurance Company and Merit Life Insurance Company revising Note Purchase Agreement dated November 14, 1994.

     4.8 Loan Agreement by and between the Company and NationsBank of Texas, N.A. dated as of November 26, 1996 (Exhibit 10.1 of Form 10-Q for quarter ended December 31, 1996 (File No. 1-10042)).

     4.9(a) Indenture of Mortgage, dated as of July 15, 1959, from United Cities Gas Company to First Trust of Illinois, National Association, and M.J. Kruger, as Trustees, as amended and supplemented through December 1, 1992 (the Indenture of Mortgage through the 20th Supplemental Indenture) (Exhibit to Registration Statement of United Cities Gas Company on Form S-3 (File No. 33-56983)).

     4.9(b) Twenty-First Supplemental Indenture dated as of February 5, 1997 by and among United Cities Gas Company and Bank of America Illinois and First Trust National Association and Russell C. Bergman supplementing Indenture of Mortgage dated as of July 15, 1959 (Exhibit 10.7(a) of Form 10-K for the fiscal year ended September 30, 1997 (File No. 1-10042)).

     4.9(c) Twenty-Second Supplemental Indenture dated as of July 29, 1997 by and among the Company and First Trust National Association and Russell C. Bergman supplementing Indenture of Mortgage dated as of July 15, 1959 (Exhibit 10.7(b) of Form 10-K for the fiscal year ended September 30, 1997 (File No. 1-10042)).

     4.10(a) Form of Indenture between United Cities Gas Company and First Trust of Illinois, National Association, as Trustee dated as of November 15, 1995 (Exhibit to Registration Statement of United Cities Gas Company on Form S-3 (File No. 33-56983)).

     4.10(b) First Supplemental Indenture between the Company and First Trust of
             Illinois, National Association, as Trustee dated as of July 29, 1997 (Exhibit 10.8(a) of Form 10-K for the fiscal year ended September 30, 1997 (File No. 1-10042)).

     4.11(a) Seventh Supplemental Indenture, dated as of October 1, 1983 between
             Greeley Gas Company ("the Greeley Gas Division") and the Central Bank of Denver, N.A. ("Central Bank") (Exhibit 10.1 of Form 10-Q for quarter ended June 30, 1994 (File No. 1-10042)).

     4.11(b) Ninth Supplemental Indenture, dated as of April 1, 1991, between the Greeley Gas Division and Central Bank (Exhibit 10.2 of Form 10-Q for quarter ended June 30, 1994 (File No. 1-10042)).

     4.11(c) Bond Purchase Agreement, dated as of April 1, 1991, between the
             Greeley Gas Division and Central Bank (Exhibit 10.3 of Form 10-Q for quarter ended June 30, 1994 (File No. 1-10042)).

     4.11(d) Tenth Supplemental Indenture, dated as of December 1, 1993, between the Company and Colorado National Bank, formerly Central Bank (Exhibit 10.4 of Form 10-Q for quarter ended June 30, 1994 (File No. 1-10042)).

     4.12 Restated Articles of Incorporation, as amended, of the registrant (incorporated by reference to Exhibit 3.1 of Form 10-K for fiscal year ended September 30, 1997) (File No. 1-10042))

     4.13 Amended and Restated Bylaws of the registrant (incorporated by reference to Exhibit 3.2 of Form 10-K for fiscal year ended September 30, 1997 (File No. 1-10042))

     4.14    Specimen Common Stock Certificate (incorporated by reference to
             Exhibit 4(b) of Form 10-K for the fiscal year ended September 30, 1988 (File No. 1-10042)).

     5.1 Opinion of Gibson, Dunn & Crutcher LLP, Dallas, Texas, as to the validity of the securities being registered
     5.2 Opinion of Hunton & Williams, Richmond, Virginia, as to the validity of the securities being registered
    12.1     Statement of computation of ratio of earnings to fixed charges
    23.1     Consent of Gibson, Dunn & Crutcher LLP, Dallas, Texas (See
             Exhibit 5.1)
    23.2     Consent of Hunton & Williams, Richmond, Virginia (See Exhibit
             5.2)
    23.3     Consent of Ernst & Young LLP
    24.1 Powers of Attorney (See signature page of this registration statement)
    25.1     Statement of eligibility of SunTrust Bank, Atlanta, on Form T-1

_______________________________

* To be filed by amendment hereto or pursuant to a Current Report on Form 8-K to be incorporated herein by reference.

                                     II-7